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                                  EXHIBIT 10(v)

                            THE CROGHAN COLONIAL BANK
                      SUPPLEMENTAL DEATH BENEFIT AGREEMENT

       THIS AGREEMENT is adopted this 3rd day of September, 2003, by and between The Croghan Colonial Bank, an Ohio state-chartered commercial bank located in Fremont, Ohio (the "Company"), and [NAME OF EXECUTIVE]1 (the "Executive").

                                     PURPOSE

       To encourage the Executive to remain an employee of the Company, the Company is willing to provide a supplemental death benefit to the Executive.

                                    AGREEMENT

       The Company and the Executive agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

       Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

         1.1 "Change of Control" means the transfer of shares of the Company's voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company's outstanding voting common stock followed within twelve (12) months by the Executive's Termination of Employment for reasons other than death, Disability or retirement.

         1.2 "Code" means the Internal Revenue Code of 1986, as amended.

         1.3 "Disability" means the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

         1.4 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

         1.5 "Early Termination Date" means the month, day and year in which Early Termination occurs.

         1.6 "Effective Date" means September 3, 2003.

         1.7 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

         1.8 "Termination for Cause" shall be defined as set forth in Article 5.

         1.9 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary.




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                                    ARTICLE 2
                                 DEATH BENEFITS

       2.1 Amount of Benefit. Subject to Article 5, the supplemental death benefit is $25,000.00 (Twenty-Five Thousand Dollars).

       2.2 Death. Subject to Article 5, when the Executive dies the Company shall pay to the Executive's beneficiary the benefit described in this Section 2.1.

       2.3 Payment of Benefit. The Company shall pay the benefit to the Executive's beneficiary in a lump sum payment the month following the Executive's death.

                                    ARTICLE 3
                                  BENEFICIARIES

       3.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing the written designation form provided by the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received and acknowledged by the Company during the Executive's lifetime.

       3.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 4
                               GENERAL LIMITATIONS

       4.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

             (a) Gross negligence or gross neglect of duties;

             (b) Commission of a felony or of a misdemeanor involving moral turpitude; or

             (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

Any such termination for cause will be at the sole determination of the Company.

        4.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.



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                                    ARTICLE 5
                          CLAIMS AND REVIEW PROCEDURES

       5.1 Claims Procedure. Any individual ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

                5.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits. This written claim must be filed within six months after death has occurred.

                5.1.2 Timing of Company Response. The Company shall respond to such claimant within 30 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period for such period of time as the Company reasonably determines by notifying the claimant in writing, prior to the end of the initial 30-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                5.1.3 Notice of Decision. If the Company denies the entire claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant.

       5.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a review by the Company of the denial, as follows:

               5.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review. Should a request not be filed within 60 days the claimant shall be deemed to have waived all of its rights to initiate a review to contest the decision of the Company.

               5.2.2 Additional Submissions - Information Access. The claimant may file with the appeal any written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

               5.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

               5.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period for a period of time as the Company reasonably determines by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

               5.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant.

              5.2.6 Nothing contained in Article 5 shall be construed as providing a right to a Review for Termination for Cause.


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                                    ARTICLE 6
                           AMENDMENTS AND TERMINATION

        This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                   ARTICLE 7
                                 MISCELLANEOUS

       7.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

       7.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

       7.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

       7.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

       7.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

       7.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

       7.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

       7.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

       7.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

              (a) Establishing and revising the method of accounting for the Agreement;

              (b) Maintaining a record of benefit payments;

              (c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and



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       IN WITNESS WHEREOF, the Executive and the Company have signed this
Agreement.

EXECUTIVE: (1)                             COMPANY:  THE CROGHAN COLONIAL BANK

(1)

_____________________________________      BY__________________________________

                                           ITS_________________________________


(1) On September 3, 2003 the following Executive Officers of the Corporation and/or the Bank entered into Supplemental Death Benefit Agreements with the Bank, all of which Agreements have substantially identical terms: Jodi A. Albright, Thomas J. Elder Jr., and Steven C. Futrell.


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